Exhibit 10.1

THE WALT DISNEY COMPANY
VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

(EFFECTIVE JANUARY 1, 2015)

Section 1. Purpose; Plan Eligibility

The purpose of this Plan is to enable each Eligible Employee to defer Compensation to enable such Eligible Employee an opportunity to save for retirement and/or other long-term needs on a tax-deferred basis by deferring receipt of a portion of such Eligible Employee’s Compensation.

Section 2. Definitions

“Administrator” shall mean a committee comprised of one or more officers and/or employees of the Company designated from time to time by the Executive Vice President, Chief Human Resources Officer of the Company or person performing the functions of such position. The Administrator shall have the authority to delegate any of its administrative duties and obligations to such other employees of a Participating Company or to such third parties as the Administrator shall determine.

“Base Salary” shall mean a Participant’s base salary, as set forth in the records of a Participating Company.

“Board” shall mean the Board of Directors of the Company or any duly authorized committee thereof.

“Cash Bonus” shall mean the annual cash bonus payable to an Eligible Employee under a Participating Company’s annual incentive plan, but excluding any guaranteed bonuses or other special or “one-time” bonuses that are not performance based or that do not otherwise qualify as performance based compensation for purposes of Section 409A, as determined by the Administrator. The term “Cash Bonus” shall refer only to an incentive amount that is payable upon the satisfaction of pre-established organizational or individual performance criteria and that, at the time the Deferral Election is made, is not substantially certain to be paid.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a Code Section (including, but not limited to, Section 409A) shall include that Code Section, the regulations promulgated thereunder, and any comparable section of any future legislation that amends, supplements or supersedes such Code Section, effective as of the date such comparable Code Section is effective with respect to the Plan.

“Company” shall mean The Walt Disney Company, a Delaware corporation, and any successor thereto.

“Company Contributions” shall mean contributions credited to a Participant’s Deferral Account at the direction of, and in the discretion of, a Participating Company in accordance with the provisions of Section 5 hereof. Company Contributions may be unrelated to, or contingent upon, a Participant’s Deferral Election.

“Compensation” shall mean an Eligible Employee’s Base Salary and Cash Bonuses, and such other elements of compensation as the Administrator shall specify from time to time as being eligible for deferral under the Plan in accordance with the terms hereof and Section 409A.

“Deferral Account” shall mean a book entry account established by the Administrator to record the amounts credited pursuant to a Participant’s Deferral Election with respect to Base Salary, Cash Bonuses and any other form of other Compensation permitted to be electively deferred pursuant to the terms of the Plan and, if and to the extent applicable, any Company Contribution made on behalf of such Participant. Such Deferral Account shall also record the deemed investment experience associated with any amounts credited to the Deferral Account.

“Deferral Election” shall mean an election by a Participant to defer receipt of Compensation pursuant to Section 3.

“Eligible Employee” shall mean an employee of any Participating Company selected by the Administrator as being eligible to participate in the Plan; provided that in all cases each officer of the Company shall be eligible to participate. Notwithstanding the foregoing, no employee shall be an Eligible Employee unless such employee is a member of a “select group of management or highly compensated employees” within the meaning of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Participant” shall mean any Eligible Employee who either (a) makes a Deferral Election or (b) has a Company Contribution allocated to his or her Deferral Account.

“Participating Company” shall mean the Company and each of its affiliated companies, any of whose employees are designated as eligible to participate in the Plan.

“Phantom Fund” shall mean one or more mutual funds or other investments (including, if, when and to the extent designated by the Administrator, the Company’s common stock) which shall determine the hypothetical investment experience of all or a specified portion of a Participant’s Deferral Account under the Plan as provided in Section 4.

“Plan” shall mean The Walt Disney Company Voluntary Non-qualified Deferred Compensation Plan, as the same may be amended from time to time.

“Section 409A” shall mean Code Section 409A.

“Specified Employee” shall mean any person who, at the relevant time, is determined to be a “key employee” of the Company under Code Section 416(i) (without regard to Code Section 416(i)(5)), utilizing the procedures for identifying such key employees as provided in Section 409A.

“Termination of Employment” shall mean a Participant’s “separation from service” (other than a separation from service as a result of death) from each Participating Company to which such person provides services and each other entity deemed for purposes of Section 409A to also be a “service recipient” with respect to such Participant under Section 409A.

Section 3. Deferral of Compensation

(a) Deferral Elections – General Rule. On or before December 31 of a calendar year (or such earlier date as the Administrator shall determine in accordance with the requirements of Section 409A), an Eligible Employee may elect to defer receipt of the Base Salary otherwise payable to the Eligible Employee for services rendered in a subsequent calendar year. At such time as the Administrator shall determine consistent with the requirements of Section 409A, but taking into account the administrative requirements of the Plan, an Eligible Employee who has been continuously in the employ of a Participating Company from the later of (i) the beginning of such Participating Company’s then applicable fiscal year or (ii) the date on which the performance criteria in respect of the Cash Bonus for such fiscal year are established may elect to defer receipt of Cash Bonuses otherwise payable to the Eligible Employee in respect of the performance period ending with the end of such fiscal year. Without limiting the generality of the foregoing, in no event shall any Deferral Election be permitted to be made with respect to any Cash Bonuses later than six months prior to the end of the fiscal year for which such amount is payable. Any Deferral Election applicable to any other form of Compensation permitted to be deferred pursuant to the Plan shall be made at such time, and subject to such conditions, as the Administrator shall specify when it allows a Deferral Election to be made as to such form of Compensation, but subject in each case to compliance with the requirements of Section 409A.

(b) Deferral Election – Newly Eligible Participants. When an Eligible Employee who is not (and has not during the immediately preceding 24 month period been) eligible to participate in the Plan or any other plan, program or arrangement of a Participating Company which is required to be aggregated with the Plan for purposes of Section 409A first becomes eligible to participate in the Plan, the Eligible Employee may elect, within the 30 day period immediately following such eligibility date, to defer receipt of (i) Base Salary otherwise payable to the Eligible Employee in the calendar year in which such eligibility date occurs and (ii) the Cash Bonus payable to such Eligible Employee for the then current fiscal year, but in each case only to the extent such Compensation is payable in respect of services performed after the date of the Deferral Election. The amount that is payable in respect of services after the date of the applicable Deferral Election shall be determined by the Administrator in any manner that is consistent with the requirements of Section 409A.

(c) Form and Duration of Election to Participate. A Deferral Election shall be made by written or electronic notice on a form or in a manner prescribed by the Administrator and shall be effective only when properly filed in accordance with such procedures as the Administrator shall determine.

The Administrator may from time to time establish minimum and maximum amounts (which may be stated as percentages of Compensation, minimum dollar values or both) that an Eligible Employee may defer as to any particular form of Compensation. Any Deferral Election shall be subject to such additional conditions as the Administrator shall determine. Except to the extent the Administrator otherwise specifies in the terms and conditions applicable to a Deferral Election, any Deferral Election made by a Participant with respect to (i) Base Salary shall only be effective for the calendar year following the calendar year in which the Deferral Election is made, (ii) any Cash Bonus shall only be effective with respect to the fiscal year in respect to which such Deferral Election is made and (iii) any other form of Compensation shall be effective with respect to any fiscal year or calendar year only to the extent specified as part of the terms and conditions of the applicable Deferral Election(s). Any revocation or modification of a Deferral Election with respect to Base Salary shall become effective only with respect to Base Salary payable in respect of services performed in the calendar year following the Administrator’s receipt of such revocation or modification. To the extent that it pertains only to the Cash Bonus payable in respect of a single fiscal year, no Deferral Election in respect to any Cash Bonuses may be revoked or modified. At the time that it allows a Deferral Election to be made with regard to such other form of Compensation (or to Cash Bonuses, where the Deferral Election is expressly permitted to apply to subsequent fiscal years), the Administrator shall specify whether and at what time a Deferral Election with regard to such form of Compensation may be revoked or modified in respect of services rendered in a subsequent calendar or fiscal year, but in each case subject to compliance with Section 409A.

(d) Renewal. A Participant who has revoked or modified a Deferral Election with respect to Base Salary may file a new Deferral Election to defer Base Salary payable in respect of services to be performed in a calendar year following the year in which such new Deferral Election is filed. At the time that it allows a Deferral Election to be made with regard to any other form of Compensation, the Administrator shall specify when a Participant who has revoked or modified such Deferral Election may make a new effective Deferral Election with respect to such form of Compensation, but in any case subject to compliance with Section 409A.

Section 4. Deferral Accounts

(a) General. The Administrator shall establish and maintain a separate Deferral Account for each Participant. To the extent it deems necessary or appropriate for the proper administration of the Plan, the Administrator may establish and maintain one or more subaccounts within each Participant’s Deferral Account, including for the purposes of separately recording a Participant’s interests in any Company Contributions, in amounts related to a Deferral Election made as to a particular calendar year or fiscal year or in a particular type of Compensation or to facilitate the recording of deemed investment experience with respect to a Participant’s Deferral Account. The Administrator shall maintain records with respect to each Deferral Account and any subaccounts that may be established thereunder on such basis as the Administrator shall determine to be appropriate for the efficient administration of the Plan.

(b) Credits to Accounts. An amount equal to the amount of Base Salary, Cash Bonus or any other eligible Compensation deferred pursuant to a Deferral Election made by a Participant shall be credited to the Participant’s Deferral Account as of the date such Compensation would otherwise have been paid to the Participant. Any Company Contribution made at the discretion of a Participating Company shall be credited at such time as the Participating Company authorizing such contributions shall specify.

(c) Designation of Phantom Funds. The Administrator shall select the Phantom Funds which shall from time to time be used to determine the hypothetical investment experience of each Participant’s Deferral Account under the Plan. The Administrator may at any time and from time to time add or subtract a Phantom Fund or otherwise modify the available Phantom Funds in its sole discretion and subject to such terms and conditions as it shall specify.

(d) Investment Election. Each Participant shall from time to time designate, in such manner as may be approved by the Administrator, the Phantom Fund or Funds that shall determine the investment experience with respect to such Participant’s Deferral Account (including, unless otherwise specified by a Participating Company, Company Contributions). The Administrator may, in its discretion, (1) establish minimum amounts (in terms of dollar amounts or percentages of the amounts credited or to be credited to a Deferral Account) that may be allocated to any Phantom Fund, (2) establish rules regarding the time at which any such election (or any change in such election permitted under Section 4(e)) shall become effective, and (3) permit transfers of amounts credited to a Participant’s Deferral Account among Phantom Funds pursuant to such procedures as the Administrator shall determine. If a Participant fails to make a valid election with respect to any amount allocated to the Participant’s Deferral Account (or if any such election ceases to be effective), such amount shall be deemed invested in the Phantom Fund which the Administrator determines generally to have the least risk of loss of principal.

(e) Change in Designation of Phantom Fund. Any change in the Phantom Funds designated with respect to all or any portion of a Participant’s Deferral Account shall comply with the currently applicable rules established by the Administrator and all rules applicable with respect to any initial designation of such Phantom Funds.

(f) Allocations to Other Phantom Funds. Allocations of deferred Base Salary, deferred Cash Bonuses and deferrals of other deferred Compensation and allocations of any Company Contributions to the Phantom Funds shall be based upon the amount deferred or the amount of the Company Contribution and the value of the Phantom Fund as of the date of allocation.

(g) Crediting of Phantom Investment Experience. As of the last day of each calendar month (or such other or additional time or times as the Administrator may establish), each Participant’s Deferral Account shall be credited or debited (as the case may be) with an amount equal to the net investment gain or loss that such Participant would have realized had the Participant actually invested in each Phantom Fund an amount equal to the portion of the Participant’s Deferral Account designated as deemed invested in such Phantom Fund during the relevant period.

Section 5. Company Contributions

(a) Award of Company Contribution. Any Participating Company may elect to make a Company Contribution on behalf of any Eligible Employee, all Eligible Employees or any specified group of Eligible Employees employed by such Participating Company in such amount or amounts, at such time or times, and subject to such terms and conditions as the Participating Company shall determine. The Participating Company may impose on any Company Contribution any vesting condition as it shall in its discretion determine, including, without limitation, a requirement to perform a minimum period of service, to achieve specified performance objectives or to comply with other covenants and obligations that the Participating Company may specify.

(b) Distribution of Company Contribution. Subject to the satisfaction of any applicable vesting condition or any other forfeiture provision that a Participating Company may impose with respect to a Company Contribution, the Participating Company shall, at the time that it establishes the right of any Participant to be allocated a Company Contribution, specify the time and form of distribution that will be applicable to such Company Contribution and any earnings derived therefrom. In the event that a Participating Company does not specify such a time and form of distribution, such Company Contribution shall be distributed (to the extent vested and payable) in a single lump sum payment within 90 days following the Participant’s Termination of Employment, subject to any delay required pursuant to Section 7(i) in the event that the Participant is a Specified Employee at the date of his or her termination of employment.

Section 6. Vesting of Accounts

(a) Amounts Subject to a Deferral Election. Each Participant shall be fully vested in amounts credited to a Participant’s Deferral Account with respect to any Deferral Election made by the Participant (and any earnings credited with respect thereto).

(b) Company Contributions. The right of a Participant to vest with respect to any Company Contribution shall be determined in accordance with the conditions imposed with respect thereto under Section 5.

Section 7. Distribution from Accounts

(a) General Provisions. Unless otherwise determined by the Administrator, distribution of any amount credited to a Participant’s Deferral Account shall be payable in cash.

(b) Timing of Distributions. A Participant may elect to have distribution of an amount subject to a Deferral Election made either (1) upon the Participant’s Termination of Employment or (2) at such date as is elected by the Participant in such Deferral Election.

(c) Initial Distribution Elections. Each Participant must file with the Administrator as part of any Deferral Election under Section 3 a written or electronic election, as determined by the Administrator, with respect to the time and manner of distribution of the amount credited to the Participant’s Deferral Account. An election under this Section 7(c) may include an election to begin distribution upon Termination of Employment or an election to begin distribution upon such specified date as may be elected by the Participant. A Participant may elect a different time and/or form of distribution with respect to each amount subject to a different Deferral Election (i.e., amounts deferred under a Deferral Election as to Base Salary earned in 2015 may be payable in a lump sum, and amounts deferred under a Deferral Election as to a Cash Bonus payable in respect of fiscal year 2017 could be made in installments). A Participant’s Deferral Election may include an election to receive a distribution either (1) in one lump-sum payment or (2) in annual installments over a period not to exceed fifteen (15) years. Each distribution election made pursuant to a Deferral Election shall be subject to such rules and procedures as the Administrator may establish from time to time.

(d) Amendment of Distribution Elections. A Participant may elect, in such manner and subject to such terms and conditions as the Administrator shall determine, to change the time and manner of distributions to be made on a specified date or in connection with the Participant’s Termination of Employment, as elected by the Participant with respect to any Deferral Election; provided that (1) such election shall not take effect until at least 12 months after the date on which it is made (and shall be void if related to a Termination of Employment and such Termination of Employment occurs within 12 months of the date such election is made), (2) such election may not be made less than 12 months before the date the first payment is scheduled to be paid in accordance with such Deferral Election, and (3) any payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date the first such payment would otherwise have been paid. For purposes of Section 409A, an election to receive installment payments shall be treated as an election to receive a single payment.

(e) Death. Notwithstanding the foregoing provisions of this Section 7 or any Deferral Election to the contrary, if a Participant dies before distribution of the entire balance in the Participant’s Deferral Account, the balance in such Deferral Account shall be payable in a lump sum to the surviving beneficiary (or surviving beneficiaries in such proportions as) the Participant may have designated to the Administrator in the form and manner specified by the Administrator. Any such designation shall remain in effect unless and until it is revoked by the Participant filing a subsequent designation in the form and manner specified by the Administrator. In the absence of an effective beneficiary designation, the Account of a deceased Participant shall be payable to the Participant’s estate. Payment under this Section 7(e) shall be made on the first business day of the second calendar month after the calendar month in which the Participant’s death occurred. The beneficiary of a deceased Participant (or, if applicable, the Participant’s estate) shall have the responsibility to notify the Administrator of the death of the Participant.

(f) Lump Sum Payments. If a Participant elects in a Deferral Election to receive a payment of the amount deferred (plus earnings thereon) distributed in a lump sum, the amount payable shall be determined based on the value of the Phantom Funds in which such amount is invested, as determined by the Administrator on such date as is as near as reasonably practicable to the date of payment.

(g) Installment Payments. The amount of any installment payment to be made based on a Participant’s Deferral Election shall equal the product of (1) the amount payable in installments, as determined by the Administrator based on the value of the Phantom Funds in which such amount is invested on such date as is as near as reasonably practicable to the date of payment (as determined by the Administrator), and (2) a fraction, the numerator of which is one and the denominator of which is the total number of installments remaining to be paid at the time (including the installment about to be paid).

(h) Delay of Distributions--General. Any Plan provision to the contrary notwithstanding, the Administrator may delay making a distribution under the Plan, in whole or in part, if (1) the Administrator reasonably anticipates that the applicable tax deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m); provided that such delayed distribution shall be made at the earliest date at which the Administrator reasonably anticipates that the applicable tax deduction with respect to such payment will not be limited or eliminated by application of Code Section 162(m) or (2) the Administrator reasonably anticipates that making the distribution will violate federal securities laws or other applicable law; provided that such delayed distribution shall be made at the earliest date at which the Administrator reasonably anticipates that making the distribution will not cause such violation.

(i) Delay of Distributions—Certain Key Employees. Any Plan provision to the contrary notwithstanding and subject to Section 409A, payments to be made to a Specified Employee upon a Termination of Employment may not be made before the date that is six months after the date of the Termination of Employment (or, if earlier, the date of death of the Specified Employee). All payments to which the Specified Employee would otherwise be entitled during such six month period (determined as set forth in the remainder of this Section 7) shall remain invested within the Participant’s Deferral Account (and any applicable subaccounts established thereunder) in accordance with the provisions of the Plan and paid as soon as practicable after the end of such six month period (and within the same calendar year as the end of such six month period), based on the value of such Deferral Account and any subaccounts established thereunder at the end of such six month period.

(j) Time for Distributions—Section 409A Provision. Any Plan provision to the contrary notwithstanding, for purposes of Section 409A, a payment that is to be made upon a designated date (as set forth in the Plan) shall be made (1) no earlier than such designated date, and (2) no later than the later of (A) the first date that it is administratively feasible to make such payment on or after such designated date or (B) the end of the calendar year containing such designated date, in each case subject to such terms, conditions and limitations as the Administrator shall establish prior to the time such election is made.

Section 8. Amendment and Termination

The Board or a duly authorized committee thereof may amend, modify, terminate or discontinue the Plan at any time; provided that no such action shall reduce the amounts credited to a Participant’s Deferral Account immediately prior to such action, or change the time, method or manner in which the Participant’s Deferral Account is then being distributed. No distribution shall be accelerated by reason of the termination of this Plan, unless and solely to the extent that such acceleration is permitted under Section 409A (including the provisions that would permit accelerated payment in connection with a change in control).

Section 9. Miscellaneous

(a) Unfunded Plan. No Participating Company shall be obligated to fund its liabilities under the Plan, the Deferral Accounts established for the Participants shall not constitute trusts, distributions hereunder shall be made from the general funds of the applicable Participating Company, and the rights of each Participant shall be those of an unsecured general creditor. A Participant's claim at any time shall be for the amount credited to such Participant’s Deferral Account at such time. No amount credited to a Participant’s Deferral Account shall be set aside or invested in any actual fund on behalf of such Participant, and neither the Participant nor any other person shall have any interest in any fund or in any specific asset of any Participating Company by reason of amounts credited to the Participant’s Deferral Account; provided that this Section 9(a) shall not preclude any Participating Company from making investments for its own account (whether directly or through a grantor trust) to assist it in meeting its obligations hereunder.

(b) Tax Withholding. Each Participating Company shall have the right to deduct from all distributions hereunder any taxes or any other social charges required to be withheld by the federal government or any foreign, state or local governments.

(c) Non-Alienation. The interest of a Participant under the Plan shall not be assignable by the Participant or the Participant’s beneficiary or legal representative, either by voluntary assignment or by operation of law (including, without limitation, on account of divorce), and any assignment of such interest, whether voluntary or by operation of law, shall be ineffective; provided that (1) a Participant may designate a beneficiary in the form and manner specified by the Administrator to receive any benefit payable under the Plan upon the Participant’s death, and (2) the legal representative of a Participant’s estate may assign the Participant’s interest under the Plan to the persons entitled to any benefit payable under the Plan upon the Participant’s death.

(d) Plan Binding on Beneficiaries. The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Participant.

(e) No Guarantee of Employment. Nothing contained herein shall impose any obligation on any Participating Company to continue the tenure of an Eligible Employee beyond the term for which such Eligible Employee may have been elected or appointed, or shall prevent the discipline or discharge of an Eligible Employee.

(f) Acceleration of Payments. If any amounts deferred pursuant to the Plan are includable in gross income by a Participant prior to payment of such amounts (in a "determination" (within the meaning of Code Section 1313(a)) or due to the Plan’s failure to meet the requirements of Section 409A), an amount equal to the amount required to be included in the Participant’s income shall be immediately paid to such Participant, notwithstanding the Participant’s elections hereunder.

(g) Compliance With Laws and Regulations. The Plan, and the obligations of each Participating Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(h) Immunity from Liability. Neither a Participating Company nor any person acting for the Administrator shall incur any liability for anything done or omitted to be done in administering the

Plan or making any determination required by the Plan, except in the case of willful misconduct or gross negligence.

(i) Applicable Law; Interpretation. The Plan shall be interpreted as a plan that is unfunded and is maintained by the Participating Companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA, and as a plan of deferred compensation under Section 409A. The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by Administrator, whose interpretation or determination, when made in good faith, shall be conclusive and binding.

(j) Disputes. In the event that any Participant (or any person claiming a right to payment in respect of a deceased Participant) believes that any determination made by the Administrator as to such person’s rights under the Plan is incorrect and has been made in an arbitrary and capricious manner, such person may file an appeal with the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (“IAC”) or any committee comprised of one or more officers and/or employees of the Company designated from time to time by the IAC (the “Designated Committee”), requesting that the IAC or the Designated Committee review such decision. The IAC or the Designated Committee shall review such appeal using a procedure comparable to that which it would apply with respect to a claims appeal under an employee benefit plan not exempt from the provisions of Part 1 of Title I of ERISA. Any decision by the IAC or the Designated Committee shall be final, binding and conclusive as to all parties, including the person seeking such appeal, each Participating Company and the Administrator.

IN WITNESS WHEREOF, the Company has executed this document as of December 19, 2014.

THE WALT DISNEY COMPANY

By:/s/ Jayne Parker
Jayne Parker
Executive Vice President and
Chief Human Resources Officer